Exhibit 99.1

Angelica Announces Fourth Quarter and Fiscal Year 2007 Results

ST. LOUIS--(BUSINESS WIRE)--Angelica Corporation (NYSE: AGL) announced today financial results for its fourth quarter and fiscal year 2007 ended January 26, 2008. In addition, the Company confirmed that the closure and sale of its Edison, New Jersey facility was completed in January, 2008. As noted below, Edison had a significant negative impact on fiscal year 2007 results.

The Company also confirmed that its strategic alternatives review process, including a possible sale of the Company, continues.

Fourth Quarter Results, Three Months ended January 26, 2008

Revenues for the fourth quarter of fiscal 2007 were $105.8 million, up 0.1% from $105.7 million for the fourth quarter of fiscal 2006. Total healthcare revenues increased 1.7% while non-healthcare revenues declined due to prior divestiture of non-healthcare accounts. Fourth quarter fiscal 2007 revenues from the closed Edison service center were $1.5 million versus $3.8 million in fourth quarter fiscal year 2006.

Gross profit for the fourth quarter of fiscal 2007 was $13.9 million, down 5.9% from $14.8 million in the fourth quarter of fiscal 2006. Gross margin for the fourth quarter of fiscal 2007 was 13.1%, down from 14.0% in the fourth quarter of fiscal 2006. The decline in gross margin was related to operational difficulties in the Edison, New Jersey service center. Gross profit for the fourth quarter of fiscal 2007 for the closed Edison service center was a loss of ($3.5 million) versus a loss of ($1.3 million) in the fourth quarter of fiscal 2006. Excluding the Edison service center in both years, gross margin in fourth quarter of fiscal 2007 was 16.7% versus 15.8% in the fourth quarter of fiscal 2006.

SG&A expenses for the fourth quarter of fiscal 2007 were $11.2 million, up from $10.1 million in the fourth quarter of fiscal 2006. As a percentage of revenue, SG&A was 10.5% in the fourth quarter of fiscal 2007 versus 9.5% in the fourth quarter of fiscal 2006. SG&A in the fourth quarter of fiscal 2007 included $0.4 million of expenses related to the strategic alternatives review process.

Net income for the fourth quarter of fiscal 2007 was $1.9 million versus net income of $3.3 million in the fourth quarter of fiscal 2006. Net income per share was $0.20 in the fourth quarter of fiscal 2007 versus $0.35 in the fourth quarter of fiscal 2006. Net income in the fourth quarter of fiscal 2007 included a gain on the sale of the Edison property of $2.3 million in other operating income. Net income in the fourth quarter of fiscal 2006 included a $1.7 million gain in non-operating income related to the sale of an unused property.

Fiscal Year 2007 Results, Twelve Months ended January 26, 2008

For the fiscal year ended January 26, 2008, revenues were $430.0 million, up 1.0% from $425.7 million for fiscal 2006. Total healthcare revenues increased 2.5% while non-healthcare revenues declined due to the prior divestiture of non-healthcare accounts. Organic revenue growth, excluding the impact of acquisitions and divestitures, was 1.2%, achieved from pricing improvements offsetting a unit volume decline. Edison revenues were $12.4 million in fiscal 2007 versus $14.1 million in fiscal 2006.

Gross profit for fiscal 2007 was $58.4 million, down 5.7% from $61.9 million in fiscal 2006. Gross margin for fiscal 2007 was 13.6%, down from 14.5% in fiscal 2006. The decline in gross margin was related to operational difficulties in the Edison, New Jersey service center. Gross profit for fiscal 2007 for the closed Edison service center was a loss of ($8.1 million) versus a loss of ($3.3 million) in fiscal 2006. Excluding the Edison service center in both years, gross margin for fiscal 2007 and fiscal 2006 was 15.9%.

SG&A expenses for fiscal 2007 were $49.1 million, down 4.3% from $51.3 million in fiscal 2006. As a percentage of revenue, SG&A declined to 11.4% in fiscal 2007 from 12.1% in fiscal 2006. Fiscal 2007 SG&A expenses included $.4 million of expenses related to the strategic alternatives review process.

Net income for fiscal 2007 was $3.9 million versus $3.6 million for fiscal 2006. Net income per share was $0.42 in fiscal 2007 versus $0.39 for fiscal 2006. Fiscal year 2007 had $2.3 million more in tax credits than fiscal 2006 while fiscal 2006 had $1.1 million more in non-operating income than fiscal 2007.

Commenting on the results, Steve O’Hara, president and chief executive officer, stated, “We are pleased by the improvement in the fourth quarter excluding our Edison facility and are pleased to report the Edison operation is closed and fully accounted for in fiscal 2007 results. We believe the improvements in our fourth quarter gross margin excluding the Edison facility’s impact highlights the progress we are making to improve operational efficiencies. Moreover, if we exclude Edison results from both fiscal years 2007 and 2006, income from operations increased 20.0%.”

Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.

Forward-Looking Statements

Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, the ability of the Company to recover its seller note and avoid future lease obligations as part of its sale of Life Uniform, the ability of the Company to execute its strategy of providing delightful service to every customer every day pursuant to its fiscal 2005 reorganization, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of the Company’s initiatives to reduce key operating costs as a percent of revenues, the ability to obtain financing in required amounts and at appropriate rates and terms, the ability to identify, negotiate, fund, consummate and integrate acquisitions, unfavorable consequences of the Company’s current strategic alternatives review process, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.

Unaudited condensed consolidated results for fourth quarter and fiscal year ended January 26, 2008 compared with same period ended January 27, 2007 (dollars in thousands, except per share amounts):

	Fourth Quarter Ended			Fiscal Year Ended
	January 26,	January 27,	Percent	January 26,	January 27,	Percent
	2008	2007	Change	2008	2007	Change

Revenues	$105,790	$105,675	0.1%	$429,957	$425,735	1.0%
Cost of services	(91,900)	(90,907)	1.1%	(371,552)	(363,800)	2.1%
Gross profit	13,890	14,768	-5.9%	58,405	61,935	-5.7%
Selling, general and administrative expenses	(11,155)	(10,069)	10.8%	(49,100)	(51,306)	-4.3%
Amortization of other acquired assets	(1,026)	(1,060)	-3.2%	(4,197)	(4,281)	-2.0%
Other operating income, net	2,170	75	nm	2,751	2,987	-7.9%
Income from operations	3,879	3,714	4.4%	7,859	9,335	-15.8%
Interest expense	(2,424)	(2,357)	2.8%	(9,493)	(9,412)	0.9%
Non-operating income, net	308	1,857	-83.4%	1,277	2,424	-47.3%
Income (loss) before income taxes	1,763	3,214	-45.1%	(357)	2,347	nm
Income tax benefit	138	58	nm	4,296	1,286	nm
Net income	$1,901	$3,272	-41.9%	$3,939	$3,633	8.4%

Basic earnings per share	$0.20	$0.36	-44.4%	$0.42	$0.40	5.0%

Diluted earnings per share	$0.20	$0.35	-42.9%	$0.42	$0.39	7.7%

Unaudited condensed consolidated balance sheets as of January 26, 2008 and January 27, 2007 (dollars in thousands):

	January 26,	January 27,
	2008	2007
ASSETS
Current Assets:
Cash	$3,258	$6,254
Receivables, less reserves of $926 and $848	63,803	56,874
Linen inventory	48,547	50,902
Prepaid expenses and other current assets	15,079	4,019
Total Current Assets	130,687	118,049
Property and Equipment, net	92,343	96,456
Goodwill	49,259	49,259
Other Acquired Assets, net	33,929	38,108
Other Long-Term Assets	14,191	34,433

Total Assets	$320,409	$336,305

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$-	$96
Life insurance policy loans	-	8,298
Accounts payable	33,902	32,867
Accrued wages and other compensation	6,186	8,961
Other accrued liabilities	25,702	36,046
Total Current Liabilities	65,790	86,268
Long-Term Debt, less current maturities	90,000	85,300
Other Long-Term Obligations	13,156	17,191
Shareholders' Equity	151,463	147,546

Total Liabilities and Shareholders' Equity	$320,409	$336,305

Unaudited condensed consolidated statements of cash flows for the fiscal years ended January 26, 2008 and January 27, 2007

	Fiscal Year Ended
	January 26,	January 27,
(Dollars in thousands)	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,939	$3,633
Non-cash items included in net income:
Depreciation	14,315	15,143
Amortization	5,612	4,498
Deferred income taxes	(1,955)	(406)
Recognition of uncertain tax positions	(2,330)	-
Cash surrender value of life insurance	(1,474)	(1,423)
Gain on sale of assets	(2,438)	(3,409)
Change in working capital components of continuing operations	(10,060)	(13,075)
Other, net	(2,677)	(792)
Net cash provided by operating activities of continuing operations	2,932	4,169
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property and equipment	(14,361)	(8,001)
Disposals of assets	7,478	8,010
Life insurance premiums paid, net	(671)	(265)
Net cash used in investing activities of continuing operations	(7,554)	(256)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of long-term debt	(115,996)	(115,019)
Borrowings of long-term debt	120,600	115,000
Repayments of life insurance policy loans	(8,298)	(7,801)
Borrowings from life insurance policy loans	8,514	9,580
Debt issuance costs	-	(48)
Dividends paid	(4,163)	(4,161)
Exercise of stock options	847	623
Net cash provided by (used in) financing activities of continuing operations	1,504	(1,826)
CASH FLOWS FROM DISCONTINUED OPERATIONS
Operating cash flows	122	(210)
Net (decrease) increase in cash	(2,996)	1,877
Cash at beginning of year	6,254	4,377
Cash at end of year	$3,258	$6,254

CONTACT:
Angelica Corporation
Jim Shaffer, 314-854-3800
Chief Financial Officer
or
Integrated Corporate Relations, Inc.
Devlin Lander, 415-292-6855